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                     September 13, 2022

       Jeffrey Likosar
       Chief Financial Officer
       ADT Inc.
       1501 Yamato Road
       Boca Raton, Florida 33431

                                                        Re: ADT Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38352

       Dear Mr. Likosar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services